UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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WAFERGEN BIO-SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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WAFERGEN BIO-SYSTEMS, INC.
7400 Paseo Padre Parkway
Fremont, California 94555

October 8, 2014

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of WaferGen Bio-systems, Inc. on November 17, 2014, at 10:00 a.m. Pacific Time at our offices located at 7400 Paseo Padre Parkway, Fremont, CA 94555.

The purpose of the special meeting is to consider amending our 2008 Stock Incentive Plan to increase the number of shares authorized under the plan from 314,589 to 1,214,589, to limit the maximum number of plan shares that may be awarded to any individual in one year to 500,000, and extend the plan’s expiration date.  As described in the accompanying proxy statement, the board of directors believes this proposal is in the best interests of our Company and its stockholders.

Your vote is very important to us and our business. Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The proxy statement explains more about proxy voting, so please read it carefully.

Thank you for being a stockholder of our Company.

Sincerely,

Ivan Trifunovich
Chairman of the Board of Directors

WAFERGEN BIO-SYSTEMS, INC.
7400 Paseo Padre Parkway
Fremont, California 94555

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 17, 2014

To the Stockholders of WaferGen Bio-systems, Inc.:

A special meeting of the stockholders of WaferGen Bio-systems, Inc., a Nevada corporation (“WaferGen,” the “Company,” “we,” “us” or “our”), will be held on November 17, 2014, at 10:00 a.m. Pacific Time at our offices located at 7400 Paseo Padre Parkway, Fremont, CA 94555. The purposes of the meeting are to consider and vote on the following proposals:

1.
Amend the WaferGen Bio-systems, Inc., 2008 Stock Incentive Plan to increase the number of shares of the Company’s common stock that may be issued pursuant to awards under the plan from 314,589 shares to 1,214,589, limit the maximum number of plan shares that may be awarded to any individual in one year to 500,000, extend the plan’s expiration date, and re-approve the material terms of the plan for purposes of Section 162(m) of the Internal Revenue Code of 1986;

2.	Approve the adjournment of the special meeting, if necessary, to solicit additional proxies to vote in favor of the foregoing proposal; and

3.	Transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Our board of directors is not aware of any other business to come before the special meeting. Only common stockholders of record at the close of business on September 30, 2014 are entitled to receive notice of, and to vote at, the special meeting.

A proxy statement providing information, and a form of proxy to vote, with respect to the foregoing matters accompany this Notice of Special Meeting.

It is important that your shares of the Company are represented at the Special Meeting. Whether or not your plan to attend the meeting in person, please sign and return the enclosed proxy as soon as possible to ensure that all of your shares will be voted. Additional information about voting is included in the accompanying proxy statement and proxy card.

By Order of the Board of Directors,

Michael P. Henighan
Secretary

Fremont, California
October 8, 2014

i

WAFERGEN BIO-SYSTEMS, INC.
 ______________________

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
 ______________________

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of WaferGen Bio-systems, Inc., a Nevada corporation (“WaferGen,” the “Company,” “we,” “us” or “our”), of proxies to be voted at the special meeting of stockholders to be held on November 17, 2014, at 10:00 a.m. Pacific Time. The special meeting will be held at our offices located at 7400 Paseo Padre Parkway, Fremont, CA 94555. The proxies may also be voted at any adjournments or postponements of the meeting.

The mailing address for our principal executive offices is WaferGen Bio-systems, Inc., 7400 Paseo Padre Parkway, Fremont, California 94555.

All properly executed written proxies and all properly completed proxies submitted by telephone or Internet that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before completion of voting at the meeting.

Only owners of record of shares of common stock of the Company as of the close of business on September 30, 2014, the “record date,” are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the meeting. Each owner of record is entitled to one vote for each share of common stock held. On the record date, there were 5,653,283 shares of common stock outstanding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 17, 2014.

The notice of the special meeting of stockholders and proxy statement are available at
http://www.cstproxy.com/wafergen/sm2014

ABOUT THE SPECIAL MEETING AND VOTING

What am I being asked to vote on at the meeting?

You will be voting on the following proposals:

1.
To amend the WaferGen Bio-systems, Inc., 2008 Stock Incentive Plan to increase the number of shares of the Company’s common stock that may be issued pursuant to awards under the plan from 314,589 shares to 1,214,589, limit the maximum number of plan shares that may be awarded to any individual in one year to 500,000, extend the plan’s expiration date, and re-approve the material terms of the plan for purposes of Section 162(m) of the Internal Revenue Code of 1986; and

2.	To approve the adjournment of the special meeting, if necessary, to solicit additional proxies to vote in favor of the foregoing proposal; and

3.	To transact any other business that may properly come before the special meeting or any adjournments or postponements thereof.

As described in this proxy statement, our Company’s board of directors (the “Board”) believes these proposals are in the best interests of our Company and its stockholders.

The board of directors is not aware of any other matters to be brought before the meeting. If any other business is properly raised at the meeting or any adjournments or postponements thereof, the proxy holders may vote any shares represented by proxy in their discretion.

What is a proxy statement and what is a proxy?

A proxy statement is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal authorization of another person to vote the stock you own. That other person is referred to as a proxy holder. Our Board is asking for your proxy. We have designated two of our officers to serve as proxy holders for the special meeting. All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before completion of voting at the meeting.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of WaferGen common stock is reflected directly on the books and records of our transfer agent, Continental Stock Transfer & Trust Company. If you hold stock through an account with a bank, broker, nominee or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker, nominee or similar organization. We only have access to ownership records for the registered shares.

How do I vote?

It is not necessary to attend the special meeting to vote. If you are a stockholder of record, you may vote by proxy by mail pursuant to the instructions on the proxy card provided. If you hold shares beneficially in street name, you may vote by proxy by following the voting instruction card provided to you by your broker, bank or nominee. The availability of Internet voting or telephone voting for stockholders whose shares are held in street name may depend on the voting procedures of that organization.

If you are a stockholder of record and you attend the special meeting, you may vote at the meeting by ballot. If you hold your shares in street name and you wish to vote at the meeting, you must obtain a legal proxy, executed in your favor, from your bank, broker, nominee or other holder of record.

What vote is required to approve the proposals?

Proposals 1 and 2 will be approved if a majority of the shares of common stock having voting power and present, in person or by proxy, at the special meeting are voted in favor of the applicable proposal.

What is a quorum for the special meeting?

A “quorum” is the presence, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date and entitled to vote at the meeting. A quorum will be necessary to conduct business at the special meeting.

What happens if I do not give specific voting instructions?

If you are a stockholder of record and you sign and return a proxy without providing specific voting instructions, then the proxy holders will vote your shares “FOR” the proposals to be presented at the special meeting, and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the special meeting.

If you hold shares in street name through a broker, bank or other nominee and do not vote your shares or provide voting instructions, your nominee may generally vote for you on “routine” proposals but not on “non-routine” proposals. If your nominee does not receive instructions from you on how to vote your shares on a non-routine proposal, your nominee will inform the inspector of elections that it does not have authority to vote on the matter with respect to your shares. This is referred to as a “broker non-vote.”

The approval of the amendment to the 2008 Stock Incentive Plan (“Proposal 1”) is considered to be a non-routine matter under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies (“Proposal 2”) is considered to be a routine matter under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and we do not expect there to be any broker non-votes with respect to Proposal 2.

How are abstentions and broker non-votes treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Abstentions are counted as present with respect to any proposal considered at the special meeting and, therefore, will have the same effect on Proposal 1 as a vote against such proposal. Broker non-votes are not counted as present with respect to any proposal considered at the special meeting and, therefore, will have no effect on Proposal 1. We expect no broker non-votes on Proposal 2.

What if I want to change my vote?

If you are a stockholder of record, you may change or revoke your proxy any time before it is voted at the special meeting by:

•	timely delivering a properly executed, later-dated proxy;

•	delivering a written revocation of your proxy to our Secretary, Michael P. Henighan, at our principal executive offices; or

•	voting in person at the meeting.

If you hold your shares beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker or nominee following the instructions they provide.

What do I need to do if I plan to attend the meeting in person?

All stockholders must present a form of personal identification in order to be admitted to the meeting. If your shares are held in street name through a bank, broker or other nominee, we may require additional proof of your ownership as of the record date, such as a copy of your brokerage account statement or a copy of your notice or voting instruction card. If you plan to attend the special meeting and require directions, please contact our Secretary, Michael P. Henighan, at (510) 651-4450.

Who pays for solicitation of proxies?

We are paying the cost of soliciting proxies which may include engagement of a proxy solicitor. We may reimburse brokers and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to stockholders. Our directors, officers and employees also may solicit proxies by mail, telephone, facsimile, email and personal contact. They will not receive any compensation for doing so.

Where can I find the voting results of the special meeting?

We will report voting results of the special stockholders meeting in a Form 8-K filed with the SEC no later than four business days following the meeting.

EXECUTIVE COMPENSATION

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances. The principal elements of our executive compensation program include (a) base salary, (b) discretionary annual cash bonus opportunities and (c) long-term equity compensation. We believe successful long term Company performance is more critical to enhancing stockholder value than short term results. For this reason and to conserve cash and better align the interests of management and our stockholders, we emphasize long term equity compensation and performance-based bonus opportunities over base annual salaries.

The following table presents summary information regarding the compensation of (i) our principal executive officer, and (ii) our former principal financial officer, being the only other executive officer who served as an executive officer during 2013 (such officers are referred to herein as our “Named Executive Officers”) for the years ended December 31, 2013 and 2012.

2013 Summary Compensation Table

	(b) Fiscal	(c) Salary		(d) Bonus	(f) Option Awards(6)	(i) All Other Compensation(7)	(j) Total
(a) Name and Principal Position	Year	($)		($)	($)	($)	($)
Ivan Trifunovich	2013	$360,000	(1)	$360,000(3)	$—	$1,800	$721,800
Chief Executive Officer, President and Director	2012	$293,182	(1)	$—	$299,511	$—	$592,693
John Harland	2013	$200,000	(2)	$81,850(4)	$—	$2,037	$283,887
Former Chief Financial Officer and Vice President of Finance	2012	$192,700	(2)	$10,000(5)	$42,044	$—	$244,744
__________

(1)	Mr. Trifunovich joined the Company on March 8, 2012, and his annual salary of $360,000 commenced on that date pursuant to such executive officer’s employment agreement with us.

(2)
Mr. Harland became an executive officer on March 26, 2012, and his annual salary of $200,000 commenced on that date pursuant to such executive officer’s employment agreement with us. Mr. Harland resigned effective as of April 15, 2014.

(3)
Reflects a discretionary bonus awarded to Mr. Trifunovich by the Board in September 2013, upon recommendation of the Compensation Committee, in recognition of successfully transitioning the Company’s business to a new model with the potential to pursue new important applications; raising in excess of $12 million of net new equity in a 2013 private placement; simplifying the ownership of our now-dissolved Malaysian subsidiary; and simplifying the capital structure of the Company.

(4)	Reflects (a) a $71,850 retention bonus to which Mr. Harland was entitled as a result of the Company’s successful fundraising in 2013, and (b) a $10,000 retention bonus.

(5)	Reflects a $10,000 retention bonus.

(6)
Amounts in this column reflect the aggregate grant date fair value of option awards granted in the fiscal year computed in accordance with FASB ASC Topic 718, using a Black-Scholes valuation model, excluding the impact of estimated forfeitures related to service-based vesting conditions.

(7)	Amounts in this column reflect a reimbursement allowance for use of personal phone for Company business.

Outstanding Equity Awards at Fiscal Year-End 2013

	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options	Options	Price	Expiration
Name	Exercisable (#)	Unexercisable (#)	($)	Date
Ivan Trifunovich	1,761	1,257 (1)	139.15	3/8/2019
John Harland	44	26 (2)	318.05	9/19/2018
	300	253 (3)	105.36	5/17/2019
__________

(1)
Represents the unvested portion of an option grant that vests as follows: 1/3rd of the shares vest when the optionee completes 12 months of continuous service after the vesting start date (March 8, 2012), and an additional 1/12th of the shares vest when the optionee completes each full three months of continuous service thereafter.

(2)
Represents the unvested portion of an option grant that vests as follows: 1/48th of the shares vest when the optionee completes each full month of continuous service through June 13, 2015. Mr. Harland resigned effective as of April 15, 2014.

(3)
Represents the unvested portion of an option grant that vests as follows: 1/48th of the shares vest when the optionee completes each full month of continuous service through October 5, 2015. Mr. Harland resigned effective as of April 15, 2014.

Director Compensation

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2013.

	(b) Fees Earned
	or Paid	(c) Stock	(d) Option	(g) All Other
	in Cash	Awards (1)	Awards (2)	Compensation		(h) Total
(a) Name	($)	($)	($)	($)		($)
Robert Coradini (resigned 12/30/13)	—	—	6,433	—		6,433
Scott Davidson (resigned 12/30/13)	—	—	6,433	—		6,433
Dr. R. Dean Hautamaki	—	—	6,433	—		6,433
Makoto Kaneshiro	—	—	6,433	—		6,433
Joel Kanter	—	—	7,503	—		7,503
William McKenzie (appointed 12/30/13)	—	—	—	—		—
Joseph Pesce (resigned 12/30/13)	—	—	6,433	—		6,433
Alnoor Shivji (resigned 7/17/14)	—	—	6,433	—		6,433
Dr. Timothy Triche (resigned 12/30/13)	—	—	6,433	19,800	(3)	26,233
__________

(1)
Amounts in this column reflect the aggregate grant date fair value of stock awards granted in the fiscal year computed in accordance with FASB ASC Topic 718, using the Company’s closing stock price on the award date, excluding the impact of estimated forfeitures related to service-based vesting conditions. There were no stock awards granted to any non-employee director in 2013. As of December 31, 2013, there was no outstanding restricted stock held by any non-employee director.

(2)
Amounts in this column reflect the aggregate grant date fair value of option awards granted in the fiscal year computed in accordance with FASB ASC Topic 718, using a Black-Scholes valuation model, excluding the impact of estimated forfeitures related to service-based vesting conditions. On April 1, 2013, Messrs.

Coradini, Davidson, Kaneshiro, Pesce and Shivji and Drs. Hautamaki and Triche were each granted an option to purchase 151 shares of common stock, after giving effect to the reverse stock split, of which 25% vest on each of June 30, 2013, September 30, 2013, December 31, 2013, and March 31, 2014. Each of these awards had a grant date fair value of $6,433. On April 1, 2013, Mr. Kanter was granted an option to purchase 176 shares of common stock, after giving effect to the reverse stock split, of which 25% vest on each of June 30, 2013, September 30, 2013, December 31, 2013, and March 31, 2014, which had a grant date fair value of $7,503. As of December 31, 2013, after giving effect to the reverse stock split, the aggregate number of outstanding options held by each non-employee director who served during 2013 was 327 for Mr. Coradini, 226 for Mr. Davidson, 714 for Dr. Hautamaki, 432 for Mr. Kaneshiro, 482 for Mr. Kanter, none for Mr. McKenzie, 226 for Mr. Pesce, 322 for Mr. Shivji and 389 for Dr. Triche.

(3)
Prior to joining the Board in February 2011, Dr. Triche served as a member of our Scientific Advisory Board. He continued to serve the Company as a consultant until February 28, 2013, and the amount in this column represents consultancy fees earned in 2013.

Effective as of April 1, 2012, the Board approved the following annual compensation for all non-employee directors:

Each non-employee director shall receive annually, after giving effect to the reverse stock split, a stock option to purchase 151 shares of our common stock, or, in the case of the chairperson of our Audit Committee, 176 shares of our common stock, with 25% of the shares subject to the stock option vesting each quarter following April 1 of the year of grant.

Effective as of February 12, 2014, the Board approved the following annual compensation for all non-employee directors for 2014 and future years:

•
Each non-employee director shall receive an annual cash retainer of $10,000. The Chairman of the Board and the Chairman of the Audit Committee shall each receive an additional annual cash retainer of $5,000; and

•
Each non-employee director shall be granted restricted stock units or deferred stock units having a value of $15,000. For 2014, the stock unit grants were made on May 29, 2014, the date of the annual meeting of stockholders, but for subsequent years, such grants shall be made on the first trading day of the year.

Non-employee directors are also reimbursed for all out-of-pocket expenses, if any, related to attending Board meetings.

Equity Compensation Plan Information

The following table sets forth information regarding our compensation plans under which equity securities are authorized for issuance to our employees as of December 31, 2013:

Number of
Securities
Remaining
	Number of		Available for
	Securities to		Future Issuance
	Be Issued		Under Equity
	Upon		Compensation
	Exercise of	Weighted-Average	Plans
	Outstanding	Exercise Price of	(Excluding
	Options,	Outstanding	Securities
	Warrants and	Options, Warrants	Reflected in
	Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	11,353	$353.92	$2,779
Equity compensation plans not approved by security holders	—	—	—
Total	11,353	$353.92	$2,779

Employment Agreements

Ivan Trifunovich  In connection with Dr. Trifunovich’s appointment as our President, Chief Executive Officer and director, we entered into an executive employment agreement, effective March 8, 2012. Under the employment agreement, Dr. Trifunovich receives an annual base salary of $360,000 per year, and he is eligible to earn an annual performance bonus of up to 50% of his then current base salary in accordance with an annual incentive plan to be established by the Company’s compensation committee or the Board. In addition, under the employment agreement, Dr. Trifunovich was granted an initial option grant of 3,018 shares of our common stock with an exercise price equal to $139.15 per share, with one-third of the shares subject to the option vesting on the first anniversary of Dr. Trifunovich’s employment with the Company and the remaining shares vesting in eight equal quarterly installments over the two years following the first anniversary of the grant date. Dr. Trifunovich is entitled to additional option awards at the beginning of each year as necessary to bring the cumulative number of options awarded to him to 5% of the Company’s outstanding shares, computed on a fully diluted basis pursuant to the terms of his employment agreement, at the time of each such grant, with a vesting commencement date and vesting schedule identical to his initial option grant (such that options awarded more than three years after his employment date will be fully vested on the grant date). Since there were insufficient shares authorized under our 2008 Stock Incentive Plan at the beginning of 2014, Dr. Trifunovich was awarded 79,558 stock options on May 29, 2014, following approval at our Annual Stockholders’ Meeting of an increase of 300,000 shares available for award. All of Dr. Trifunovich’s unvested options granted under his employment agreement will accelerate in the event of a change of control or if his employment is terminated (except in the case of his resignation without good reason or his termination by the Company for cause).

In addition, in the event Dr. Trifunovich is terminated without cause or resigns for good reason, he is entitled to 24 months of his then-current base salary, of which one-half of such amount shall be paid in a single lump-sum amount, less applicable withholdings, and the remaining one-half of such amount shall be paid in the form of salary continuation on the Company’s regular payroll schedule, less applicable withholdings, over 18 months. In addition, if he is terminated without cause or resigns for good reason within 3 months prior to or 12 months following a change of control of the Company, he is also entitled to receive an additional supplemental severance payment equal to the product of (i) 50% of his then-current base salary, multiplied by (ii) two, which supplemental severance payment amount shall be paid in a single lump-sum amount, less applicable withholdings. Dr. Trifunovich’s entitlement to such severance amounts are subject to his execution of a release of claims in favor of the Company.

Dr. Trifunovich is eligible to participate in a long-term incentive plan established by the Company under which he is entitled to receive a cash payment in connection with a change in control of the Company. Under such plan, in the event of a change in control of the Company, Dr. Trifunovich will be entitled to a cash payment upon a change of control based on the aggregate equity transaction value in such change of control transaction, as follows: (a) for a transaction with an aggregate equity transaction value of more than $50 million, and up to $75 million, he will be entitled to receive a cash payment equal to 1% of the aggregate equity transaction value; (b) for the portion, if any, of the aggregate equity transaction value in excess of $75 million and up to $100 million, he will be entitled to receive a cash payment equal to 2% of such portion of the aggregate equity transaction value; (c) for the portion, if any, of the aggregate equity transaction value in excess of $100 million and up to $150 million, he will be entitled to receive a cash payment equal to 3% of such portion of the aggregate equity transaction value; and (d) for the portion, if any, of the aggregate equity transaction value in excess of $150 million, he will be entitled to receive a cash payment equal to 5% of such portion of the aggregate equity transaction value.

The Company has also agreed that Dr. Trifunovich will be entitled to payment in the event that a distribution is made of any of the assets (including cash) of the Company to holders of any class of capital stock by reason of their ownership thereof. In such case, Dr. Trifunovich will have the right to receive a payment from the Company in connection with each such distribution equal to the amount, if any, by which (i) 5% of the total distribution amount exceeds (ii) the amount paid to him in such distribution with respect to compensatory equity interests then held by him less the exercise or other purchase price paid or payable by him for such equity interests.

Dr. Trifunovich will be entitled to tax gross up payments in the event any payments due to him under the employment agreement would be subject to the excise tax imposed by Internal Revenue Code Section 4999. Dr. Trifunovich also has signed and agreed to be bound by the terms of the Company’s proprietary information and inventions assignment agreement.

John Harland  On June 13, 2011, we entered into a letter agreement with John Harland to serve as our Director of Finance and Corporate Controller. Under the letter agreement, Mr. Harland was entitled to receive an annual base salary of $180,000, which was raised to $200,000 upon his appointment as our Interim Chief Financial Officer and Vice President of Finance on March 26, 2012. Mr. Harland is also entitled to receive a bonus of up to 50% of his salary under certain circumstances upon a change of control or capital being raised, subject to review by our Compensation Committee, which may also award performance-based bonuses in its discretion. Mr. Harland submitted his resignation on March 18, 2014, effective as of April 15, 2014.

Keith Warner  In connection with Mr. Warner’s appointment as our Chief Operating Officer, we entered into an executive employment agreement, effective August 13, 2014. Under the employment agreement, Mr. Warner receives an annual base salary of $310,000 per year, and he is eligible to earn an annual performance bonus of up to 40% of his then current base salary in accordance with an annual incentive plan to be established by the Company’s compensation committee or the Board. In addition, under the employment agreement and as an inducement to join the Company, in connection with the closing of the offering described herein and provided such offering yields gross proceeds in an amount equal to or greater than $15 million, on the date of such closing, Mr. Warner is entitled to receive inducement options to purchase shares of our common stock equal to one and one-quarter percent (1.25%) of our then outstanding common stock calculated on an as-converted basis taking into account any outstanding convertible preferred stock on such date. This option will have an exercise price equal to the closing market price on the grant date and vest over a period of three (3) years, with one-third of the shares subject to the option vesting on the first anniversary of the grant date, and the remaining two-thirds of the shares subject to the option vesting in eight (8) equal quarterly installments over two years following the one-year anniversary of the grant date (for a three-year vesting period in total), subject to Mr. Warner’s continued employment with the Company through each vesting date.

In addition, in the event Mr. Warner is terminated without cause or resigns for good reason, he is entitled to (1) nine months of his then-current base salary, of which one-half of such amount shall be paid in a single lump-sum amount, less applicable withholdings, and the remaining one-half of such amount shall be paid in the form of salary continuation on the Company’s regular payroll schedule, less applicable withholdings, over nine months, and (2) payment of COBRA premiums up to 18 months. Mr. Warner’s entitlement to such severance amounts are subject to his execution of a release of claims in favor of the Company.

Michael P. Henighan  On August 12, 2014, we entered into an executive employment agreement with Mr. Henighan, which shall be effective as of August 25, 2014. Under the employment agreement, Mr. Henighan will receive an annual base salary of $220,000 per year, and he is eligible to earn an annual performance bonus of up to 30% of his then current base salary in accordance with an annual incentive plan to be established by the Company’s compensation committee or the Board. In addition, under the employment agreement and as an inducement to join the Company, in connection with the closing of the offering described herein and provided such offering yields gross proceeds in an amount equal to or greater than $20 million, on the date of such closing, Mr. Henighan is entitled to receive inducement options to purchase shares of our common stock equal to one-half percent (0.50%) of our then outstanding common stock calculated on an as-converted basis. This option will have an exercise price equal to the closing market price on the grant date and vest over a period of three (3) years, with one-third of the shares subject to the option vesting on the first anniversary of the grant date, and the remaining two-thirds of the shares subject to the option vesting in eight (8) equal quarterly installments over two years following the one-year anniversary of the grant date (for a three-year vesting period in total), subject to Mr. Henighan’s continued employment with the Company through each vesting date.

In addition, in the event Mr. Henighan is terminated without cause or resigns for good reason, he is entitled to (1) six months of his then-current base salary, of which one-half of such amount shall be paid in a single lump-sum amount, less applicable withholdings, and the remaining one-half of such amount shall be paid in the form of salary continuation on the Company’s regular payroll schedule, less applicable withholdings, over six months, and (2) payment of COBRA premiums up to six months. Mr. Henighan’s entitlement to such severance amounts are subject to his execution of a release of claims in favor of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) each person who, to our knowledge, owns more than 5% of our common stock, (ii) each of our directors and executive officers, and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is: c/o WaferGen Bio-systems, Inc., 7400 Paseo Padre Parkway, Fremont, CA 94555. Shares of our common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of September 30, 2014, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person.

	Number of
	Shares		Percentage
	Beneficially		Beneficially
Name of Beneficial Owner	Owned		Owned (1)
5% Holders:
Special Situations Funds, collectively	2,800,000	(2)	39.70%
Entities affiliated with Great Point Partners, LLC	576,895	(3)	9.98%
Affiliates of Deerfield Management Company, L.P.	576,281	(4)	9.98%
Affiliates of RA Capital Management, LLC	560,000	(5)	9.91%
Affiliates of Sabby Management, LLC	560,000	(6)	9.91%
Directors and Executive Officers:
Ivan Trifunovich	68,813	(7)	1.20%
Joel Kanter	30,464	(8)	*
Dr. R. Dean Hautamaki	1,486	(9)	*
Makoto Kaneshiro	463	(10)	*
William McKenzie	—	(11)	*
Robert Schueren	—	(12)	*
Keith Warner	—	(13)	*
Michael P. Henighan	—	(14)	*
Directors and Executive Officers as a Group (8 persons)	101,226		1.76%
__________

*	Less than 1%

(1)	Based on 5,653,283 shares of our common stock issued and outstanding as of September 30, 2014.

(2)
Consists of 200,000 shares of common stock and 200,000 shares of common stock issuable upon the exercise of warrants held by Special Situations Cayman Fund, L.P. (“Cayman”), 600,000 shares of common stock and 600,000 shares of common stock issuable upon the exercise of warrants held by Special Situations Fund III QP, L.P. (“SSFQP”), 200,000 shares of common stock and 200,000 shares of common stock issuable upon the exercise of warrants held by Special Situations Private Equity Fund, L.P. (“SSPE”), and 400,000 shares of common stock and 400,000 shares of common stock issuable upon the exercise of warrants held by Special Situations Life Sciences Fund, L.P. (“SSLS”; Cayman, SSFQP, SSPE and SSLS collectively, the “Special Situations Funds”). AWM Investment Company, Inc. (“AWM”) serves as investment adviser to each of the Special Situations Funds. Austin W. Marxe, David M. Greenhouse and Adam C. Stettner, as the controlling principals of AWM, share sole voting and investment power over the securities held by each of the Special Situations Funds, and their address is c/o AWM Investment Company, Inc., 527 Madison Avenue, Suite 2600, New York, NY 10022. This information has been obtained from the Schedule 13D filed by Mr. Marxe, Mr. Greenhouse and Mr. Stettner on August 29, 2014.

(3)
Consists of 449,658 shares of common stock and 127,237 shares of common stock issuable upon the exercise of warrants collectively owned by each of Biomedical Value Fund, LP (“BVF”), Biomedical Offshore Value Fund, Limited (“BOVF”), Biomedical Institutional Value Fund, LP (“BIVF”), Lyrical Multi-Manager Fund, LP (“Lyrical”), Lyrical Multi-Manager Offshore Fund, Ltd., (“LMMO”), Class D Series of GEF-PS, LP

(“GEF-PS”), David J. Morrison (“Morrison”), WS Investments II, LLC (“WS”), Thomas C. Jay QPERT (“QPERT”), Carolyn Jay Trust (“Carolyn Trust”), Jeffrey Jay Jr. Trust (“Jay Trust”) and Jeffrey and Mary Ellen Jay (“Jay,” and together with QPERT, Carolyn Trust and Jay Trust, the “Jay Owners”). Does not include 14,260 shares of common stock issuable upon the exercise of warrants collectively owned by each of BVF, BOVF, BIVF, Lyrical, LMMO, GEF-PS, Morrison, WS and the Jay Owners, the exercise of which would result in total beneficial ownership by such reporting persons exceeding the 2011 Ownership Cap of 9.98%. Great Point Partners, LLC acts as the investment manager with respect to the shares beneficially owned by each of BVF, BOVF, BIVF, Lyrical, LMMO, GEF-PS, Morrison, and WS. Dr. Jeffrey R. Jay, M.D. (“Dr. Jay”) has the sole voting and sole dispositive power with respect to the shares beneficially owned by the Jay Owners. The address of Great Point Partners, LLC and Dr. Jay is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

(4)
Consists of 455,203 shares of common stock and 121,078 shares of common stock issuable upon the exercise of warrants collectively owned by each of Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund L.P. (collectively, the “Deerfield Owners”). Does not include 26,108 shares of common stock issuable upon the exercise of warrants collectively owned by the Deerfield Owners. The provisions of such warrants restrict their exercise to the extent that, after giving effect to such exercise, the holder of the warrants and its affiliates and any other person or entities with which such holder would constitute a group would beneficially own in excess of 9.98% of the number of shares of WaferGen common stock outstanding immediately after giving effect to such exercise (the “2011 Ownership Cap”). Accordingly, the Deerfield Owners disclaim beneficial ownership of the shares underlying such warrants to the extent beneficial ownership of such shares would cause the Deerfield Owners, in the aggregate, to exceed the 2011 Ownership Cap. Deerfield Mgmt, L.P. is the general partner of each of the Deerfield Owners. Deerfield Management Company, L.P. is the investment manager of each of the Deerfield Owners. James E. Flynn, the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P., has the power to vote or dispose of the securities held by each of the Deerfield Owners, and his address is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017.

(5)
Consists of 560,000 shares of common stock beneficially owned by RA Capital Management, LLC (“RA Capital”), over which RA Capital has shared voting and investment powers, 560,000 shares of common stock beneficially owned by Peter Kolchinsky, over which he has shared voting and investment powers, and 462,560 shares of common stock beneficially owned by RA Capital Healthcare Fund, L.P. (“RA Fund”; RA Capital, Mr. Kolchinsky and RA Fund, collectively, “the RA Owners”), over which RA Fund has shared voting and investment powers. The shares beneficially owned by RA Capital represent (a) the above-referenced shares of common stock reported for RA Fund, for which RA Capital serves as the sole general partner, and (b) shares of common stock held in a separately managed account for which RA Capital serves as investment adviser. The shares beneficially owned by Mr. Kolchinsky represent the shares of common stock beneficially owned by RA Capital, for which Mr. Kolchinsky serves as the manager. Each of the RA Owners disclaims beneficial ownership of the shares reported as beneficially owned by them except to the extent of its or his pecuniary interest therein. In addition, RA Fund and the separately managed account referenced above own an aggregate of 560,000 warrants to purchase shares of common stock. The provisions of such warrants restrict their exercise to the extent that, after giving effect to such exercise, the holder of the warrants and such holder’s affiliates and any other person or entities with which such holder would constitute a group would beneficially own in excess of a certain threshold percentage of the number of shares of WaferGen common stock outstanding immediately after giving effect to such exercise as a result of which such warrants are not currently exercisable The RA Owners’ address is c/o RA Capital Management, LLC, 20 Park Plaza, Suite 1200, Boston, MA 02116. This information has been obtained from the Schedule 13G filed by the RA Owners on August 29, 2014.

(6)
Consists of 336,000 shares of common stock beneficially owned by Sabby Healthcare Volatility Master Fund, Ltd. (“Sabby Healthcare”), over which Sabby Healthcare has shared voting and investment powers, and 224,000 shares of common stock beneficially owned by Sabby Volatility Warrant Master Fund, Ltd. (“Sabby Warrant”), over which Sabby Warrant has shared voting and investment powers. Sabby Management, LLC (“Sabby Management”) and Hal Mintz, who is manager of Sabby Management, beneficially own, and have shared voting and investment powers, over 560,000 shares of common stock.  Does not include 336,000 shares of common stock issuable upon the exercise of warrants held by Sabby Healthcare or 224,000 shares of common stock issuable upon the exercise of warrants held by Sabby Warrant. The provisions of such warrants restrict their exercise to the extent that, after giving effect to such exercise, the holder of the warrants and such holder’s affiliates and any other person or entities with which such holder would constitute a group would beneficially own in excess of a certain threshold percentage of the number of shares of WaferGen common stock outstanding immediately after giving effect to such exercise as a result of which such warrants are not currently exercisable. The address for Sabby Management and Mr. Mintz (c/o Sabby Management) is 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458 and the address for each of Sabby Healthcare and Sabby Warrant is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. This information has been obtained from the Schedule 13G filed by Sabby Healthcare, Sabby Warrant, Sabby Management and Mr. Mintz on August 26, 2014.

(7)
Consists of 68,813 shares of common stock issuable upon the exercise of options that are exercisable within 60 days. Excludes options to purchase 13,736 shares of common stock that are not exercisable within 60 days. A description of arrangements under which Dr. Trifunovich may become entitled to receive additional options is provided above under the heading “EXECUTIVE COMPENSATION—Employment Agreements.”

(8)
Consists of (i) 3,339 shares of common stock, (ii) 1,025 shares of common stock issuable upon the exercise of currently exercisable warrants, (iii) 482 shares of common stock issuable upon the exercise of options that are exercisable within 60 days, (iv) 13,980 shares of common stock held by the Kanter Family Foundation, and (v) 11,638 shares of common stock issuable upon exercise of currently exercisable warrants held by the Kanter Family Foundation. Mr. Kanter has voting control and investment power over, but disclaims beneficial ownership of, the securities owned by the Kanter Family Foundation. Excludes 1,071 shares of restricted stock that do not vest within 60 days.

(9)
Consists of (i) 714 shares of common stock issuable upon the exercise of options that are exercisable within 60 days, (ii) 707 shares of common stock held by Cojack Investment Opportunities, LLC (“Cojack”), and (iii) 65 shares of common stock issuable upon the exercise of currently exercisable warrants held by Cojack. Excludes 1,071 shares of restricted stock held as nominee for the benefit of Cojack that do not vest within 60 days.

(10)
Consists of (i) 31 shares of common stock, and (ii) 432 shares of common stock issuable upon the exercise of options that are exercisable within 60 days. Excludes 1,071 shares of restricted stock that do not vest within 60 days.

(11)	Excludes 1,071 shares of restricted stock that do not vest within 60 days.

(12)	Excludes 1,057 shares of restricted stock held as nominee for the benefit of Montclaire Partners LLC that do not vest within 60 days.

(13)	Excludes 70,666 options that are not exercisable within 60 days.

(14)	Excludes 28,266 options that are not exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and certain officers and persons who own more than 10% of our outstanding shares of common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the reports that were filed and written representations that such reports accurately reflect all reportable transactions and holdings, we believe that all forms required to be filed by Section 16(a) during the 2013 fiscal year were filed on a timely basis.

PROPOSAL NO. 1

AMENDMENT OF THE WAFERGEN BIO-SYSTEMS, INC.
2008 STOCK INCENTIVE PLAN

Our Board has unanimously approved for submission to a vote of our stockholders a proposal to amend the WaferGen Bio-systems, Inc. 2008 Stock Incentive Plan, as amended (the “2008 Plan”), which the Company’s stockholders adopted on June 5, 2008 and amended on December 4, 2009, and September 16, 2010, December 30, 2011, and May 29, 2014, in each case following approval of the 2008 Plan by the Board. The purpose of the 2008 Plan is to retain key employees, consultants and directors having experience and ability, to attract new employees, consultants and directors whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of us and our subsidiaries. Our Board believes that grants of options and other forms of equity participation is an increasingly important means to retain and compensate employees, consultants and directors. The amendment to the 2008 Plan will only become effective if approved by our stockholders.

If approved by our stockholders, the amendment will make the following changes to the 2008 Plan:

•
an additional 900,000 shares of our common stock will be added to the 2008 Plan, for a maximum of 1,214,589 shares available for issuance under the 2008 Plan for all awards, including stock options, SARs, restricted stock units, and restricted shares;

•
for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the maximum number of shares that can be granted under the 2008 Plan pursuant to options and SARs to any person in a calendar year is 500,000;

•
for purposes of Section 162(m) of the Code, the maximum number of shares that can be granted under the 2008 Plan pursuant to restricted stock units and restricted stock to any person in a calendar year is 500,000; and

•	the expiration of date of the 2008 Plan will be extended until September 17, 2024, which is the ten-year anniversary of the date our Board adopted the amendment to the 2008 Plan.

Additionally, stockholder approval of the amendment to the 2008 Plan will also constitute re-approval of the material terms of the 2008 Plan for purposes of Section 162(m) of the Code. The Code Section 162(m) performance criteria and related features of the 2008 Plan are discussed below under the heading “Section 162(m) of the Code.”

The number of shares of our common stock available under the 2008 Plan will be subject to adjustment in the event of a stock split, stock dividend or other extraordinary dividend, or other similar change in our common stock or our capital structure.

The amendment to the 2008 Plan will also increase the maximum number of shares of common stock that may be granted pursuant to awards of restricted stock and restricted stock units under the 2008 Plan, as well as the individual limits for grants of awards to any one participant in any calendar year, as described further herein in order to reflect the overall proposed increase in the shares reserved under the 2008 Plan. Pursuant to the amendment, these share limits reflect the impact of the one-for-ten reverse stock split of Company common stock that occurred on June 30, 2014. As of September 30, 2014, the last reported sale price of our common stock as reported on the Nasdaq Capital Market was $4.35 per share. Capitalized terms used but not defined in this proposal shall have the same meaning as in the 2008 Plan unless otherwise indicated.

Approval of the amendment to the 2008 Plan is critical to our ongoing effort to build stockholder value through retaining and motivating key employees. The purpose of the increase in available shares under the existing 2008 Plan is to provide us with a sufficient reserve of common stock to offer appropriate incentives to our employees, consultants and directors. We believe that an adequate reserve of shares available for issuance under the 2008 Plan is essential to the Company’s success. The awards permitted under the amended 2008 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we compete. Such awards are also crucial to our ability to motivate employees to achieve our goals. Our long-term incentive compensation program aligns the interests of management, employees and the stockholders to create long-term stockholder value.

As of September 30, 2014, the 2008 Plan had 1,043 shares remaining available for grant. Further, we have existing obligations to issue restricted stock to both new and existing employees, along with obligations to our non-executive directors in the near future. As a result, we are limited in our ability to issue equity-based incentives to our key employees, consultants or our directors unless our stockholders approve of an increase in the authorized shares available for issuance under the 2008 Plan. While we could increase cash compensation if we are unable to grant equity incentives, we have taken measures to conserve our use of cash and anticipate that we will have difficulty attracting, retaining, and motivating our key employees and our directors if we are unable to make equity grants to them. Equity awards are a more effective executive compensation vehicle than cash at a growth-oriented, entrepreneurial company because they deliver high potential value with a smaller impact on current income and cash flow. Therefore, we are asking our stockholders to approve the amendment to the 2008 Plan as described herein.

A general description of the principal terms of the 2008 Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the 2008 Plan. Language that will be added to the 2008 Plan as a result of the amendment is shown in Appendix A.

The information provided above under the caption “Securities Authorized for Issuance under Equity Compensation Plans” is incorporated herein by reference.

General Description

Purpose

The purpose of the 2008 Plan is to provide our employees, consultants and directors, whose present and potential contributions are important to our success, an incentive, through ownership of our common stock, to continue in service to us, and to help us compete effectively with other enterprises for the services of qualified individuals. Employees, directors, and consultants of the Company and its subsidiaries are eligible to receive awards under the 2008 Plan.

Shares Reserved for Issuance under the 2008 Plan

If approved by our stockholders, an additional 900,000 shares of our common stock will be added to the 2008 Plan, for a total of 1,214,589 shares of our common stock available for issuance under the 2008 Plan pursuant to any type of award. All of the shares available for issuance under the 2008 Plan shall be available for grant as incentive stock options. The number of shares of our common stock available under the 2008 Plan will be subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in our common stock or our capital structure.

As of September 30, 2014, awards with respect to 322,495 shares of common stock had been issued under the 2008 Plan. Out of those awards, 1,073 shares of common stock have been issued, 312,473 shares of common stock remain subject to issuance under outstanding awards and awards with respect to 8,949 shares of common stock have expired or been forfeited. Any shares covered by an award that is forfeited, canceled or expires (whether voluntarily or involuntarily) are deemed not to have been issued for purposes of determining the maximum aggregate number of shares which may be issued under the 2008 Plan. As of September 30, 2014, 1,043 shares of common stock remain available to be issued pursuant to awards under the 2008 Plan. If the proposed amendment is approved, on a pro forma basis as of September 30, 2014, 901,043 shares of common stock would remain available to be issued pursuant to awards under the 2008 Plan.

The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is currently 150,000 shares but, after giving effect to the proposed amendment, would be 500,000 shares. For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is currently 150,000 shares but, after giving effect to the proposed amendment, would be 500,000 shares. The foregoing limitations shall be adjusted proportionately by the plan administrator in connection with any change in our capitalization due to a stock split, stock dividend or similar event affecting our common stock and its determination shall be final, binding and conclusive.

Administration

The 2008 Plan will be administered, with respect to grants to employees, directors, officers, and consultants, by the plan administrator (the “Administrator”), defined as our Board or one or more committees designated by the Board. The 2008 Plan will initially be administered by our Board. To the extent Section 162(m) of the Code is applicable and relief from the limitation under Section 162(m) of the Code is necessary, then the 2008 Plan will be administered by a committee constituted in such a manner as to satisfy Code Section 162(m) and such other applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Share Counting

Shares that actually have been issued under the 2008 Plan pursuant to an award will not be returned to the 2008 Plan and will not become available for future issuance under the 2008 Plan, except that if unvested shares are forfeited or repurchased by the Company, such shares will become available for future grant under the 2008 Plan. To the extent not prohibited by the listing requirements of any stock exchange or national market system on which the shares are traded and applicable laws, any shares covered by an award which are surrendered (i) in payment of the award exercise or purchase price or (ii) in satisfaction of tax withholding obligations incident to the exercise of an award will be deemed not to have been issued for purposes of determining the maximum number of shares which may be issued pursuant to all awards under the 2008 Plan, unless otherwise determined by the Administrator.

Terms and Conditions of Awards

The 2008 Plan provides for the grant of stock options, restricted stock, restricted stock units, dividend equivalent rights and stock appreciation rights (collectively referred to as “awards”). Stock options granted under the 2008 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to our employees, directors and consultants or to employees, directors and consultants of our related entities. To the extent that the aggregate fair market value of shares of our common stock subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as nonqualified stock options. Under the 2008 Plan, awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. Each award granted under the 2008 Plan shall be designated in an award agreement.

The Administrator may issue awards under the 2008 Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a related entity acquiring another entity, an interest in another entity or an additional interest in a related entity whether by merger, stock purchase, asset purchase or other form of transaction. Subject to applicable laws and except as otherwise provided by our Board, the Administrator has the authority, in its discretion, to select employees, consultants and directors to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares of our common stock or the amount of other consideration to be covered by each award (subject to the limitations set forth under the above under “Shares Reserved for Issuance under the 2008 Plan”), to approve award agreements for use under the 2008 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the 2008 Plan, to construe and interpret the terms of the 2008 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the 2008 Plan, as the Administrator deems appropriate.

The term of any award granted under the 2008 Plan will be stated in the applicable award agreement but may not exceed a term of more than seven years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award pursuant to a deferral program the Administrator may establish in its discretion.

The 2008 Plan authorizes the Administrator to grant incentive stock options at an exercise price not less than 100% of the fair market value of our common stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us). In the case of stock appreciation rights, the base appreciation amount shall not be less than 100% of the fair market value of the common stock on the date of grant. In the case of awards intended to qualify as performance-based compensation, the exercise or purchase price, if any, shall be not less than 100% of the fair market value per share on the date of grant. In the case of all other awards granted under the 2008 Plan, the exercise or purchase price shall be determined by the Administrator. The exercise or purchase price is generally payable in cash, check, shares of our common stock or with respect to options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure.

The 2008 Plan provides that any amendment that would adversely affect the participant’s rights under an outstanding award shall not be made without the participant’s written consent; provided, however, that an amendment or modification that may cause an incentive stock option to become a non-qualified stock option shall not be treated as adversely affecting the rights of the participant. The 2008 Plan also provides that stockholder approval is required in order to (i) reduce the exercise price of any option or the base appreciation amount of any stock appreciation right awarded under the 2008 Plan or (ii) cancel any option or stock appreciation right awarded under the 2008 Plan in exchange for another award at a time when the exercise price exceeds the fair market value of the underlying shares unless the cancellation and exchange occurs in connection with a Corporate Transaction (as defined in the 2008 Plan). However, canceling an option or stock appreciation right in exchange for another option, stock appreciation right, restricted stock award or other award, with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original option or stock appreciation right will not require stockholder approval.

Under the 2008 Plan, the Administrator may establish one or more programs under the 2008 Plan to permit selected participants the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish under the 2008 Plan separate programs for the grant of particular forms of awards to one or more classes of participants.

Termination of Service

An award may not be exercised after the termination date of such award as set forth in the award agreement. To the extent required by applicable laws, an option will generally be exercisable following termination of service for at least thirty (30) days following such termination (and at least six (6) months if such termination is due to death or disability). A participant’s award agreement may provide that, if the participant’s service is terminated for cause, the award will expire concurrently with such termination. Following termination of service, the award shall terminate to the extent not exercised on the last day of the specified period in the award agreement or the last day of the original term of the award, whichever comes first. Any award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, shall convert automatically to a nonqualified stock option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the award agreement.

Transferability of Awards

Under the 2008 Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant. Other awards shall be transferable only by will and by the laws of descent and distribution and during the lifetime of a participant, to the extent and in the manner authorized by the Administrator, but only to the extent such transfers are made to family members as gifts or pursuant to a domestic relation order. The 2008 Plan permits the designation of beneficiaries by holders of awards, including incentive stock options.

Section 162(m) of the Code

The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 500,000 shares. The foregoing limitation shall be adjusted proportionately by the Administrator in connection with any change in our capitalization due to a stock split, stock dividend or similar event affecting our common stock and its determination shall be final, binding and conclusive. Under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to our “covered employees” (as described below).

An exception to this rule applies to compensation that is paid to a covered employee pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options or stock appreciation rights granted under such a plan and with an exercise price or base appreciation amount equal to the fair market value of our common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations, if any option or stock appreciation right is canceled, the cancelled award shall continue to count against the maximum number of shares of our common stock with respect to which an award may be granted to a participant.

For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 500,000 shares. The foregoing limitation shall be adjusted proportionately by the Administrator in connection with any change in our capitalization due to a stock split, stock dividend or similar event affecting our common stock and its determination shall be final, binding and conclusive. In order for an award of restricted stock or restricted stock units to qualify as performance-based compensation under Section 162(m), the Administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates (or, if earlier, the date after which 25% of the period of service to which the performance goal relates has elapsed) and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard.

The 2008 Plan includes the following performance criteria that may be considered, individually or in the aggregate, by the Administrator when granting performance-based awards: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share. The performance criteria may be applicable to the Company, any parent or subsidiary of the Company and/or any individual business units of the Company or any parent or subsidiary of the Company.

Under Code Section 162(m), a “covered employee” is the Company’s Chief Executive Officer and the three other most highly compensated officers of the Company other than the Chief Financial Officer.

Stockholder approval of the amendment to the 2008 Plan will also constitute re-approval of the material terms of the 2008 Plan for purposes of Section 162(m) of the Code, as described above.

Change in Capitalization

Subject to any required action by our stockholders, the number of shares of common stock covered by outstanding awards, the number of shares of our common stock that have been authorized for issuance under the

2008 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of common stock that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or similar event affecting our common stock, (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us or (iii) any other transaction with respect to our common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to stockholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of us shall not be deemed to have been “effected without receipt of consideration.”

Pursuant to the amendment to the 2008 Plan, the plan and individual award limits have been adjusted to reflect the impact of the one-for-ten reverse stock split of Company common stock that occurred on June 30, 2014. If another reverse stock split is effected, the 2008 Plan and its individual award limits would be similarly impacted.

In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator will make adjustments in connection with the events described in the preceding sentence or substitute, exchange or grant awards with respect to the shares of a related entity (collectively “adjustments”). Any such adjustments to outstanding awards will be effected in a manner that precludes the material enlargement of rights and benefits under such awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, will be made by the Administrator and its determination shall be final, binding and conclusive. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of awards or other issuance of shares of common stock, cash or other consideration pursuant to awards during certain periods of time. Except as the Administrator determines, no issuance of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of shares of common stock subject to an award.

Corporate Transactions and Changes in Control

Effective upon the consummation of a Corporate Transaction, all outstanding awards shall terminate. However, all such awards shall not terminate to the extent the contractual obligations represented by the awards are assumed by the successor entity. In addition and except as otherwise provided in an individual award agreement, assumed or replaced awards will automatically become fully vested if a participant’s service is terminated by the acquirer without cause within twelve months after a corporate transaction. In the event of a corporate transaction where the acquirer does not assume or replace awards granted under the 2008 Plan, all of these awards become fully vested immediately prior to the consummation of the corporate transaction.

In the event of a change in control and except as otherwise provided in an individual award agreement, outstanding awards will automatically become fully vested if a participant’s service is terminated by the acquirer without cause within twelve months after such change in control.

Under the 2008 Plan, a Corporate Transaction is generally defined as:

•	The acquisition of beneficial ownership of 50% or more of the total voting power of our common stock by any individual or entity or related group of persons;

•	a sale, transfer or other disposition of all or substantially all of our assets;

•      a merger or consolidation in which we are not the surviving entity;

•
a reverse merger in which we are the surviving entity but, among other things, more than 50% of the total voting power of our common stock is acquired by any individual or entity or related group of persons who are different from those who held such common stock immediately prior to such merger; or

•	our complete liquidation or dissolution.

Under the 2008 Plan, a Change in Control is generally defined as:

•
acquisition of beneficial ownership of 50% or more of the total voting power of our common stock by any individual or entity or related group of persons pursuant to a tender or exchange offer which a majority of our Board members (who have either been Board members continuously for a period of at least twelve (12) months or have been Board members for less than twelve (12) months and were elected or nominated for election by at least a majority of Board members who have served on our Board for at least twelve (12) months) do not recommend our stockholders accept; or

•
a change in the composition of our Board over a period of twelve (12) months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who have either been Board members continuously for a period of at least twelve (12) months or have been Board members for less than twelve (12) months and were elected or nominated for election by at least a majority of Board members who have served on our Board for at least twelve (12) months.

Amendment, Suspension or Termination of the 2008 Plan

The Board may at any time amend, suspend or terminate the 2008 Plan. Pursuant to the amendment, the term of the 2008 Plan will be extended until September 17, 2024, unless sooner terminated by our Board. The 2008 Plan’s current expiration date is April 15, 2024, unless sooner terminated by our Board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we shall obtain stockholder approval of any such amendment to the 2008 Plan in such a manner and to such a degree as is required. No suspension or termination of the 2008 Plan will adversely affect any rights under awards already granted to a participant.

Certain Federal Tax Consequences

THIS DISCUSSION OF TAX ISSUES HAS NOT BEEN PREPARED, AND MAY NOT BE RELIED UPON BY ANY PERSON, FOR PROTECTION AGAINST ANY U.S. FEDERAL TAX PENALTY. THIS DISCUSSION IS WRITTEN TO SUPPORT PROPOSAL 1. EACH STOCKHOLDER SHOULD SEEK ADVICE BASED ON THE STOCKHOLDER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

THIS DISCUSSION ADDRESSES ONLY FEDERAL U.S. TAX ISSUES. IT IS NOT BINDING ON THE INTERNAL REVENUE SERVICE. IT IS BASED UPON THE LAWS, REGULATIONS, RULINGS AND DECISIONS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT.

Nonqualified Stock Options

The grant of a nonqualified stock option under the 2008 Plan will not result in any federal income tax consequences to the participant or to us. Upon exercise of a nonqualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. We do not receive a tax deduction for any such gain.

Absent special limitations on exercisability, in the event a nonqualified stock option is granted with an exercise price that is below fair market value or is amended in certain respects, such option may be considered deferred compensation and subject to the rules of Section 409A of the Code, which includes provisions regarding the timing of payment of deferred compensation. An option subject to Section 409A of the Code which fails to comply with the rules of Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus potential penalties and interest.

Incentive Stock Options

The grant of an incentive stock option under the 2008 Plan will not result in any federal income tax consequences to the participant or to us. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and we receive no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she must recognize ordinary income in the year of the disposition. The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. We, in the year of the disqualifying disposition, are entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the participant’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option — i.e., the difference between the fair market value of the shares at exercise and the exercise price — is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax.

If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

In the event an incentive stock option is amended in certain respects, such option may be considered deferred compensation and subject to the rules of Section 409A of the Code. An option subject to Section 409A of the Code which fails to comply with the rules of Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus potential penalties and interest. In addition, the amendment of an incentive stock option may convert the option from an incentive stock option to a nonqualified stock option.

Restricted Stock

The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. Recipients who are employees are subject to withholding for federal income and employment tax purposes with respect to such income. We are entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. We do not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient.

The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

Stock Appreciation Rights

Recipients of stock appreciation rights (“SARs”) generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. We will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

A SAR can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A SAR that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Restricted Stock Units

Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares of stock. Upon conversion, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such conversion. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. Participants will recognize gain upon the disposition of any shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above.

That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. We will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

Restricted stock units also can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A grant of restricted stock units that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Dividends and Dividend Equivalents

Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to unvested and/or unexercised shares subject to such awards, which income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the individual’s total compensation is deemed reasonable in amount.

2008 Plan Benefits

Under Dr. Trifunovich’s employment agreement, Dr. Trifunovich is entitled to additional annual option awards at the beginning of each year as necessary to bring his fully diluted equity interest in the Company to 5% at the time of each such grant pursuant to the terms of his employment agreement. If approved by our stockholders, the proposed amendment to the 2008 Plan will create availability under the 2008 Plan to issue option awards that will become due to Dr. Trifunovich in 2015 under his employment agreement.

As part of the compensation we have agreed to pay to our non-employee directors, we have agreed to make annual grants to each non-employee director of restricted stock units or deferred stock units having a value of $15,000. The annual grants are to be made on the first trading day of each fiscal year and, absent the appointment of another director before the end of 2014, all awards to our non-employee directors have already been made for the year ending December 31, 2014.

On August 27, 2014, our Board approved, subject to shareholder approval of the proposed amendments to the 2008 Plan, grants of 17,000 restricted stock units to employees who are not executive officers.

The table below describes the benefits (based on our closing stock price of $4.35 on September 30, 2014) of the above-described expected awards pursuant to the 2008 Plan (i) that we expect to grant on January 2, 2015, to Dr. Trifunovich and the non-employee directors and (ii) that our Board approved on August 27, 2014, subject to shareholder approval of the proposed amendments to the 2008 Plan:

Awards Initially Expected in Connection with the Proposed Amendment to the 2008 Stock Incentive Plan
Name and Position	Dollar Value ($)	Number of Options	Number of RSUs

Dr. Ivan Trifunovich, Chief Executive Officer	$700,000	211,000	—

Dr. R. Dean Hautamaki, Director	$15,000	—	3,448

Makoto Kaneshiro, Director	$15,000	—	3,448

Joel Kanter, Director	$15,000	—	3,448

William McKenzie, Director	$15,000	—	3,448

Robert Schueren, Director	$15,000	—	3,448

Executive Group	$700,000	211,000	—

Non-Executive Director Group	$75,000	—	17,240

Employee (Non-Executive) Group	$73,950	—	17,000

Awards under the 2008 Plan are at the discretion of the Administrator. Accordingly, the benefits to be received by our directors, executive officers and employees pursuant to the 2008 Plan are not determinable at this time.

Vote Required for Approval

Provided a quorum is present, the affirmative vote of holders of a majority of the voting power of the shares of common stock, present in person or represented by proxy and entitled to vote at the special meeting is required to approve the amendment of the 2008 Plan.

Board Recommendation

The board of directors unanimously recommends that stockholders vote “FOR” Proposal 1.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This proxy statement, and the information incorporated by reference into this proxy statement, include forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from historical experience or our present expectations. Factors that could cause these differences include, but may not be limited to, the factors set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our most recent Form 10-K and other reports subsequently filed with the SEC.

The forward-looking statements made in this report, or incorporated herein by reference, relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Caution should be taken not to place undue reliance on our forward-looking statements.

STOCKHOLDER PROPOSALS

The deadline for submitting stockholder proposals for inclusion in our proxy statement and form of proxy for our next annual meeting is a reasonable time before we begin to print and send our proxy materials. Such proposals must comply with any applicable requirements of our Bylaws and Regulation 14A of the Exchange Act and received at our principal executive offices, 7400 Paseo Padre Parkway, Fremont, California 94555, Attn: President, no later than the deadline. In order to avoid controversy, stockholders should submit any proposals by means, including electronic means, that permit them to prove the date of delivery. Pursuant to SEC rules, submitting a proposal does not guaranty that it will be included in the proxy materials.

The deadline for submitting a stockholder proposal that is not to be included in our proxy statement and form of proxy for the next annual meeting is a reasonable time before we begin to send our proxy materials. Pursuant to Rule 14a-4(c) under the Exchange Act, if we do not receive notice of a stockholder proposal a reasonable time before we send our proxy materials for such annual meeting, then our designated proxy holders will be allowed to use discretionary authority to vote on the proposal if it is raised at the meeting, without any discussion of the matter in the proxy statement. The presiding officer or chairman of the annual meeting of stockholders may refuse to accept any such proposal that is not submitted by the deadline or in proper form.

We will, in a timely manner, inform stockholders of the planned date of our next annual meeting and the effect of such date on the deadlines described above by including a notice under Item 5 in our earliest possible quarterly report on Form 10-Q, or if that is impracticable, by any means reasonably calculated to inform stockholders.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit us to send a single set of proxy materials to any household at which two or more stockholders reside if we believe they are members of the same family. Each stockholder will continue to receive a separate proxy card. However, upon written request to our Secretary, Michael P. Henighan, at our principal executive offices located at 7400 Paseo Padre Parkway, Fremont, California 94555 or by telephone to (510) 651-4450, you may revoke your decision to household, and we will deliver a separate copy of the proxy statement to you at the shared address within 30 days of your request. Similarly, you may also contact our Secretary, Michael P. Henighan, if you received multiple copies of the proxy statement and would prefer to receive a single copy in the future.

A number of brokerage firms have already instituted householding. If your family has multiple accounts of our stock, you may have received householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the proxy statement, or wish to revoke your decision to household, and thereby receive multiple reports.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1–800–SEC–0330 for further information on the operation of its Public Reference Room.

OTHER MATTERS

We do not know of any items, other than those referred to in the accompanying notice of special meeting of stockholders, which may properly come before the special meeting or other matters incident to the conduct of the meeting. If any other matters properly come before the special meeting, it is intended that the proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors,

Michael P. Henighan
Secretary

Fremont, California
October 8, 2014

Appendix A

AMENDMENT TO THE
2008 STOCK INCENTIVE PLAN

This Amendment to the WaferGen Bio-systems, Inc. 2008 Stock Incentive Plan, as amended, dated September 17, 2014, is made and adopted by WaferGen Bio-systems, Inc., a Nevada corporation (the “Company”).

WHEREAS, the Company maintains the 2008 Stock Incentive Plan, as amended (the “Plan”).

WHEREAS, pursuant Section 13 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time, subject to stockholder approval to the extent required by applicable law.

WHEREAS, the Board has determined that it is advisable and in the best interest of the Company to amend the Plan to increase the number of shares of Company common stock available to grant under the Plan, to adjust award limits under the Plan to reflect the impact of the one-for-ten reverse split of Company common stock on June 30, 2014, and to extend the expiration date of the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 3(a) of the Plan is hereby replaced in its entirety with the following:

“(a)           Subject to the provisions of Section 10 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards is equal to the sum of (i) Fourteen Thousand, Five Hundred Eighty Nine (14,589) Shares plus (ii) effective April 15, 2014, Three Hundred Thousand (300,000) Shares plus (iii) effective August 27, 2014 (subject to shareholder approval), Seventeen Thousand (17,000) Shares plus (iii) effective upon September 17, 2014 (subject to shareholder approval), Eight Hundred Eighty Three Thousand (883,000) Shares. The total number of Shares described in the preceding sentence shall be available for issuance under Incentive Stock Options. The Shares may be authorized, but unissued, or reacquired Common Stock.”

2.           The Plan is hereby amended by replacing the first sentence of Section 6(g)(i) in its entirety with the following:

“The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be Five Hundred Thousand (500,000) Shares.”

3.           The Plan is hereby amended by replacing the first sentence of Section 6(g)(ii) in its entirety with the following:

“For awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be Five Hundred Thousand (500,000).”

4.           The Plan is hereby amended by adding the following sentence to the end of Section 10:

“As of September 17, 2014, the Share limits set forth in Section 3(a) and Section 6(g) reflect the one-for-ten reverse stock split of Common Stock, effective June 30, 2014 and all prior stock splits.”

5.           The Plan is hereby amended by replacing the second sentence of Section 12 in its entirety with the following:

“The Plan shall continue in effect for a term of ten (10) years following September 17, 2014, unless sooner terminated.”

6.           All other terms and conditions of the Plan shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, I hereby certify that the foregoing Amendment was duly adopted by the Board on September 17, 2014.

WAFERGEN BIO-SYSTEMS, INC.

By:
Name:
Title:

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 17, 2014.

The notice of the special meeting of stockholders and proxy statement are available at
http://www.cstproxy.com/wafergen/sm2014

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY FOR COMMON STOCK

WAFERGEN BIO-SYSTEMS, INC.

Special Meeting of Stockholders, November 17, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF WAFERGEN BIO-SYSTEMS, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the special meeting of stockholders to be held on November 17, 2014, the proxy statement and all other proxy materials and appoints Ivan Trifunovich and Michael P. Henighan, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of WaferGen Bio-systems, Inc. that the undersigned is entitled to vote, either on his, her or its own behalf or on behalf of any entity or entities, at the special meeting of the stockholders of the company to be held on November 17, 2014 at 10:00 a.m. Pacific Time at the company’s offices located at 7400 Paseo Padre Parkway, Fremont, CA 94555, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side. If you plan to attend the special meeting and require directions, please contact our Secretary, Michael P. Henighan, at (510) 651-4450.

The Board of Directors recommends a vote “FOR” each of the proposals listed on the reverse side. This proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made for a proposal listed on the reverse side, this proxy will be voted for such proposal. The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

SEE REVERSE SIDE	CONTINUED AND TO BE VOTED ON REVERSE SIDE	SEE REVERSE SIDE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

SPECIAL MEETING PROXY CARD

Please mark your votes like this:	X

The Board of Directors recommends a vote “FOR” the following proposals.

Proposal 1: Amend the WaferGen Bio-systems, Inc. 2008 Stock Incentive Plan to increase the number of shares of Common Stock that may be issued pursuant to awards thereunder from 314,589 shares to 1,214,589 shares and to make certain other changes to the Plan.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 2: Adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of Proposal 1.	FOR	AGAINST	ABSTAIN
	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED.  IF NO CHOICE IS SPECIFIED FOR A PROPOSAL, THE PROXY WILL BE VOTED FOR SUCH PROPOSAL, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2014
NOTE: Sign exactly as your name(s) appears on your stock certificate(s). If the shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.